EXHIBIT 3

AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of Evergreen Solar, Inc.

     EXECUTED this 31st day of March, 2003.

NTH POWER TECHNOLOGIES FUND I, L.P.

By: Nth Power Management, L.P. Its General Partner

By: Nth Power LLC Its General Partner

By: /s/ Timothy Woodward Timothy Woodward, Manager

NTH POWER MANAGEMENT, L.P.

By: Nth Power LLC Its General Partner

By: /s/ Timothy Woodward Timothy Woodward, Manager

NTH POWER LLC

By: /s/ Timothy Woodward Timothy Woodward, Manager

/s/ Nancy C. Floyd Nancy C. Floyd

/s/ Maurice E.P. Gunderson Maurice E.P. Gunderson

/s/ Timothy Woodward Timothy Woodward

/s/ Bryant J. Tong Bryant J. Tong